Exhibit 3.279

OPERATING AGREEMENT OF THE CHECK GIANT NM, LLC

This OPERATING AGREEMENT (the “Agreement”) of The Check Giant NM, LLC (the “Company”), dated as of July 27, 2005, is entered into by and between The Check Giant, LLC (“The Check Giant”), the Company and any and all Persons who hereafter become Members of the Company.

R E C I T A L S:

A. The Check Giant is presently the sole Member of the Company.

B. The Check Giant, as the sole Member of the Company, desires to set forth the terms of the operating agreement of the Company.

A G R E E M E N T S:

Therefore, the parties hereto hereby agree as follows:

ARTICLE 1

ORGANIZATIONAL MATTERS

1.1. Organization of Company. The Company was organized as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (the “Delaware Act”) on March 30, 2005 under the name “The Check Giant NM, LLC.” Except as expressly provided herein to the contrary, the rights and obligations of the Member(s) and the administration and termination of the Company shall be governed by the Delaware Act as now in effect and as amended from time to time.

1.2. Name. The name of the Company is “The Check Giant NM, LLC.” The Manager may change the name of the Company at any time and from time to time. Notification of any such change shall be promptly given to all Member(s) and assignees of a Member’s interest in the Company. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

1.3. Purpose; Powers. The purpose and business of the Company shall be any business which may lawfully be conducted by a limited liability company organized pursuant to the Delaware Act. The Company shall possess and may exercise all powers and privileges granted by the Delaware Act, any other law, or by this Agreement, including incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient or incidental to the attainment of the Company’s purposes.

1.4. Principal Office: Registered Office. The principal office of the Company shall be c/o The Check Giant, LLC, 11 N. Skokie Highway, Suite 300, Lake Bluff, Illinois 60044, or such other place as the Manager may from time to time designate. The Company may maintain offices at such other place or places as the Manager deems advisable. Notification of any such change shall be given to all Members and assignees of a Member’s interest (or portion thereof) in the Company. The address of the registered office of the Company in the State of Delaware shall be 25 Greystone Manor, Lewes, Delaware 19958, and the initial registered agent for service of process on the Company in the State of Delaware at such registered office shall be Harvard Business Services, Inc.

1.5. Term. The Company shall continue to exist in perpetuity until the termination of the Company in accordance with the provisions of Article 7.

ARTICLE 2

MEMBERS, CAPITAL CONTRIBUTIONS AND CERTIFICATES

2.1. Members. The Check Giant is presently the sole member (“Member”) of the Company and the owner of the entire interests in the Company.

2.2. Capital. The Check Giant will make a capital contribution to the Company in the amount set forth on Exhibit A attached hereto in exchange for its membership interest.

2.3. Membership Interests. The Company shall have one class of Membership Interests (the “Membership Interests”). All Membership Interests are “securities” governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware. Certificates evidencing Membership Interests (and certificates reflecting re-allocations of such Membership Interests) shall be issued by the Company. The Member may direct a new certificate to be issued in place of any certificate theretofore issued by the Company alleged to have been lost or destroyed. Upon amender to the Company or the transfer agent of the Company of a certificate representing Membership Interests duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto, and the old certificate shall be cancelled and the transaction shall be recorded upon the books of the Company.

2.4. Legend Required on Membership Interest Certificates. The certificates representing Membership Interests, if any, upon initial issuance thereof and thereafter, shall bear on the face thereof the following legend:

THIS CERTIFICATE EVIDENCES AN INTEREST IN THE CHECK GIANT NM, LLC AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE. THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR REGISTERED OR QUALIFIED UNDER THE APPLICABLE STATE SECURITIES LAWS, IN RELIANCE UPON THE EXEMPTIONS FROM REGISTRATION AND QUALIFICATION PROVIDED IN THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND QUALIFICATION OR

REGISTRATION UNDER THE APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED. FURTHERMORE, THE SECURITIES REPRESENTED HEREBY MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH THE TERMS OF THE OPERATING AGREEMENT WITH RESPECT TO THE ISSUER, A COPY OF WHICH AGREEMENT MAY BE OBTAINED FROM THE ISSUER.

2.5. Transfer of Membership Interests. Until the termination of that certain Master Financing Agreement by and among The Check Giant, LLC, a Delaware limited liability company, certain affiliates thereof, AGM II LLC, a Delaware limited liability company as administrative agent (“Administrative Agent”), and Lancelot Investors Funds, L.P., a Delaware limited partnership, and each of the other lenders from time to time party thereto, dated as of July     2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and the termination of all obligations and commitments arising thereunder in accordance with the terms thereof, any amendments to the second sentence of Section 2.3 of this Agreement must be approved in writing by Administrative Agent or Administrative Agent’s successor in interest under the Credit Agreement.

ARTICLE 3

DISTRIBUTIONS AND ALLOCATIONS

3.1. Distributions. All distributions to Members shall be made to such Members pro rata in accordance with their respective membership interest.

3.2. Allocations.

(a) Company items of income, gain, loss, deduction, basis adjustment, and credit shall be allocated among the Members in the manner determined by the Manager in accordance with the principles of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations (“Treasury Regulations”) promulgated under the Code as of the date hereof and as may hereafter be amended, in particular section 704 of the Code and the Treasury Regulations thereunder.

(b) Nothing in this Section shall be construed to cause, or to permit or require the Company, the Manager, or any other person to cause, any adjustment to the rights or duties of the Members or the Company relating to contributions, distributions, liabilities to third parties, or the like.

(c) Where there is a change in the holders of Company interests, in the respective holdings of Company interests, or in the respective rights or duties appurtenant to Company interests (caused, e.g, by a transfer, issuance, retirement, or modification of a Company interest), allocations under subsection (a) for a taxable year among the persons who are or were holders of Company interests shall be made to take account of such change in a manner determined by the Manager.

3.3. Limitation on Distributions. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to make any distribution if such distribution would result in a violation of applicable law (including the Delaware Act) or of any contract to which the Company shall be a party (including a violation of any covenants which may be contained in any loan agreement or indenture in effect from time to time).

ARTICLE 4

MANAGEMENT

4.1. Management of the Company. The right to manage, control and conduct the business and affairs of the Company shall be vested solely and exclusively in the manager of the Company (the “Manager”). The Manager shall devote to the management of the Company such time as may reasonably be required to cause the affairs of the Company to be conducted in an efficient and businesslike manner. The Manager may appoint (and remove) such officers of the Company as the Manager may from time to time determine to carry out the management, control and conduct of the business and affairs of the Company, all as aforesaid. Any such appointments and any removals by the Manager shall be in writing and shall be filed with the records of the Company. The Manager and any such officers so appointed shall have the authority to act as agent for the Company for purposes of conducting its business and affairs, including, without limitation, the opening of bank accounts, the making of deposits and withdrawals therefrom and the issuance of wire-transfer instructions with respect thereto, and the execution and delivery of any and all documents or agreements in the name of the Company and to which the Company shall be bound. Except for situations in which the approval of the Members is expressly required by nonwaivable provisions of the Delaware Act, the Manager and such officers shall have the right, authority and powers of an authorized person with respect to the business and assets of the Company as set forth in the Delaware Act and no Person dealing with the Company shall be required to inquire into (and such persons and entities may be entitled, without investigation, to rely upon) the authority of the Manager or such officers to take any action on behalf of the Company. No Member, in his capacity as a Member, shall have any power or authority to bind the Company unless the Member has been authorized by the Manager to act as an agent of the Company.

4.2. Number, Tenure and Qualification. The initial Manager shall be The Check Giant, LLC. The Check Giant shall remain the Manager until such time as it shall resign as Manager, the Company is dissolved or it is removed in accordance with Section 4.4 hereof. At any time during which the Manager shall not be serving as a Manager, its respective successor shall be elected by the Members holding a majority of the interest(s) of the Company, and each successor Manager shall hold office until such person’s successor shall have been elected and qualified. A successor Manager need not be a Member of the Company.

4.3. Resignation. The Manager may resign at any time by giving written notice to the Members. The resignation of the Manager shall take effect upon receipt of notice thereof or at such later date specified in such notice and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

4.4. Removal. At a meeting called expressly for that purpose, the Manager may be removed at any tune, with or without cause, by a vote of the Members holding a majority of the interest(s) of the Company. The removal of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

4.5. Information Action. Any action required or permitted to be taken at a Manager meeting may be taken without a meeting if the action is evidenced by a written consent describing the action taken, signed by the Manager. Action taken under this Section 4.5 is effective when the Manager has signed the consent, unless the consent specifies a different effective date.

4.6. Reimbursement and Compensation of Manager. The Manager shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred by him on behalf of the Company or pursuant to his duties as Manager. The Manager shall be entitled (with the consent of the Member(s) holding a majority of the interest(s) of the Company) to receive compensation for services rendered, if any, to the Company.

ARTICLE 5

RIGHTS AND OBLIGATIONS OF MEMBERS

5.1. No Participation in Management. No Member, in its capacity as a Member shall participate in the management or control of the Company’s business, transact any business for the Company or have the power to act for or bind the Company (without implication that the contrary is implied, it is understood that the foregoing provision shall not prohibit a Member from acting as a Manager).

5.2. Business with the Company. Members shall be permitted to transact business with the Company, provided that the Manager approves any such transaction and the terms thereof.

5.3. Manager’s Liability. Except to the extent specifically imposed by the Delaware Act, no Manager shall have any liability to the Company or any Member for any act or failure to act by said Manager or any consequences resulting directly or indirectly therefrom, it being understood, and it is hereby intended, that the duties (including fiduciary duties) and liabilities of the Manager to the Company or to another Member or any other person is hereby restricted to the fullest extent permitted by the Delaware Act.

5.4. Limitation of Liability to Third Parties. Except as otherwise specifically provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a Manager of the Company.

5.5. No Right of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property or the right to own or use particular or individual assets of the Company.

ARTICLE 6

TRANSFER OF MEMBERSHIP INTEREST

6.1. Assignee’s Rights.

(a) A transfer of a Member’s interest either by a Member or an assignee thereof shall be effective as of the date of transfer, provided, however, that until such time as written notice thereof is received by the Manager, the Manager and the Company may continue to treat the assignor as the owner of the assigned interest. Profits, losses and other Company items shall be allocated between the transferor and the assignee (the “Assignee”) according to Code Section 706. Subject to the notice provisions of the first sentence of this Section 6.1, distributions made before the effective date of such transfer shall be paid to the transferor, and distributions made after such date shall be paid to the Assignee. Nothing herein contained shall be deemed to affect the rights and obligations between an assignor and Assignee of an interest of a Member.

(b) Unless and until an Assignee becomes a Member pursuant to this Paragraph (b), the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable law, other than the rights (i) to receive allocations of profits and losses and distributions, (ii) to transfer the Assignee’s interest in the Company, and (iii) to receive reports and information as if such Assignee were a Member. Further, such Assignee shall be bound by any limitations and obligations contained herein with respect to Members. An Assignee of an interest of a Member shall become a Member with the written consent of the Manager and the execution of a counterpart of this Agreement.

ARTICLE 7

DISSOLUTION AND LIQUIDATION

7.1. Dissolution. The Company shall not be dissolved by the admission of additional Members. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) the decision to dissolve the Company by the Manager;

(b) the Company being required to dissolve by law; or

(c) upon the vote or consent of Members holding not less than 75% of the interests in the Company,

7.2. Liquidation. On dissolution of the Company, the Manager shall proceed to wind up the affairs of the Company, pay or provide for all liabilities of the Company, and distribute the remaining assets of the Company to the Members in accordance with Section 3.1 of this Agreement.

7.3. Cancellation of Certificate of Formation. Upon the completion of the distribution of Company property as provided in Section 7.2, the Company shall be terminated, and the Manager shall cause the cancellation of the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

ARTICLE 8

INDEMNITY

8.1. Indemnification.

(a) The Company shall, to the full extent permitted by law, indemnify and hold harmless the Manager, each Member (and each Assignee) and each affiliate, officer, director, controlling person, partner, employee or shareholder of any of the foregoing, together with their respective successors and assigns, heirs, executors and administrators (each, an “Indemnified Person”) from and against any and all losses, claims, costs, damages, liabilities, expenses (including legal fees and expenses), suits or proceedings (whether civil, criminal, administrative or investigative), judgments, fines, settlements and other amounts arising from or incurred or imposed upon such Indemnified Person in connection with, which arise out of, or relate to the Manager’s or Member’s or Assignee’s status or activities as a Manager, Member, or Assignee or to the Company’s property, business or affairs (“Claims”). An Indemnified Person’s expenses paid or incurred in investigating, preparing or defending itself against any Claim shall be reimbursed as paid or incurred. This Section shall not provide indemnification for any wrongful distribution made to a Member.

(b) The right to indemnification and the advancement of expenses conferred in this Section shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, vote of the Members or otherwise.

(c) The Company may maintain insurance, at its expense, to protect any person against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Act.

ARTICLE 9

GENERAL PROVISIONS

9.1. Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to any person under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class mail, overnight courier, confirmed telecopy, or by other commercially reasonable means of written communication to the person at his address as shown on the Company’s books and records. An affidavit or certificate of mailing executed on behalf of the Company shall be conclusive (but not exclusive) evidence of the date and fact of mailing of any such notice, demand, request or report. Any notice to the Company shall be deemed given if received by the Company at its principal office designated pursuant to Section 1.4.

9.2. No Exclusive Duty to the Company. Each of the Member(s) (i) recognizes that the Manager, each Member and each Assignee, and their respective affiliates now act, and/or will continue to or may act in the future, as general partners, managers, principals and in other fiduciary capacities with respect to persons and entities other than the Company and engage in businesses other than that engaged in by the Company and (ii) hereby consents to such activities. Neither the Manager, any Member nor any Assignee shall have any obligation to offer to the Company or any Member any investment opportunity made available to it, its partners, its stockholders, its members, its affiliates, any other entity in which it has an interest, or any stockholder, officer or director of any of its members or affiliates.

9.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

9.4. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

9.5. Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

9.6. Applicable Law. The limited liability company law and internal laws of the State of Delaware will govern all issues concerning the relative rights, duties and liabilities of the Company, the Manager and its Members and the construction, validity and interpretation of this Agreement.

9.7. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

9.8. Number and Gender. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

9.9. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

9.10. Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

9.11. Including. Whenever the term “including” is used herein in connection with a listing of items included within a prior reference, such listing shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on or exclusive listing of the items included within the prior reference. Whenever reference herein is made to a “Member’s interest” or the “interest of a Member” it shall, to the extent applicable, include reference to a portion of the interest.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Operating Agreement of The Check Giant NM, LLC as of the date first written above.

MEMBER:

THE CHECK GIANT, LLC

By:	/s/ DAVID SHORR
David Shorr, Manager

COMPANY:

THE CHECK GIANT NM, LLC

By:	The Check Giant, LLC
Its:	Manager

By:	/s/ DAVID SHORR
Its:	Manager/CEO

EXHIBIT A

Name of Member	No. of Units	Cash Contribution
The Check Giant, LLC	100	$100